Exhibit 2.2

                                                               AGREED FORM



===========================================================================


                       ASSET PURCHASE AGREEMENT



                                 dated


                           December 15, 1995


                                between




                   CINCINNATI MILACRON U.K. LIMITED


                                  and


                            TRINOVA LIMITED





===========================================================================

                           TABLE OF CONTENTS



                               ARTICLE I

                 Purchase and Sale of Acquired Assets

SECTION 1.1        Purchase and Sale..................................    1
SECTION 1.2        Acquired Assets and Excluded
                     Assets...........................................    2
SECTION 1.3        Transfer of Properties.............................    4
SECTION 1.4        Assumption of Certain
                     Liabilities.......................................   9
SECTION 1.5        Purchase Price......................................  12
SECTION 1.6        Value Added Tax.....................................  13
SECTION 1.7        Purchase Price Adjustments..........................  14
SECTION 1.8        Allocation of Purchase Price........................  16
SECTION 1.9        Power of Attorney, etc..............................  16


                              ARTICLE II

                             The Closing

SECTION 2.1        Closing.............................................  18
SECTION 2.2        Transactions To Be Effected
                     at the Closing....................................  18


                              ARTICLE III

                    Representations and Warranties

SECTION 3.1        Representations and Warranties of
                     Seller............................................  19
SECTION 3.2        Representations and Warranties
                     of Purchaser......................................  28


                              ARTICLE IV

                               Covenants

SECTION 4.1        Conduct of Transferred
                     Business..........................................  29
SECTION 4.2        Access to Information...............................  30
SECTION 4.3        Confidentiality.....................................  30

SECTION 4.4        Legal Requirements..................................  31
SECTION 4.5        Noncompetition......................................  32
SECTION 4.6        Agreement Regarding Non-Assignable
                     Contracts.........................................  32
SECTION 4.7        Stamp Duty..........................................  33
SECTION 4.8        Use of Names........................................  33
SECTION 4.9        Insurance...........................................  33
SECTION 4.10       Financial Information...............................  33
SECTION 4.11       Further Assurances; Cooperation
                     After Closing.....................................  34
SECTION 4.12       Certain Understandings..............................  35
SECTION 4.13       Supplies............................................  35
SECTION 4.14       Books and Records...................................  35
SECTION 4.15       Warranty Claims.....................................  36
SECTION 4.16       Environmental ......................................  36
SECTION 4.17       Nonsolicitation of Employees........................  36
SECTION 4.18       Patent Claim........................................  36
SECTION 4.19       Control Application Software........................  37
SECTION 4.20       Permits.............................................  37


                               ARTICLE V

             Obligations relating to Transferred Employees

SECTION 5.1        Employee Benefits...................................  37
SECTION 5.2        Employees...........................................  37
SECTION 5.3        Seller's Defined Benefit Plan.......................  39


                              ARTICLE VI

                         Conditions Precedent

SECTION 6.1        Conditions to Each Party's Obligation...............  39
SECTION 6.2        Conditions to the Obligation
                     of Purchaser......................................  39
SECTION 6.3        Conditions to the Obligation of
                     Seller............................................  40


                              ARTICLE VII

                   Termination, Amendment and Waiver

SECTION 7.1        Termination.........................................  41
SECTION 7.2        Amendments and Waivers..............................  42

                             ARTICLE VIII

                            Indemnification

SECTION 8.1        Indemnification by Seller...........................  42
SECTION 8.2        Indemnification by Purchaser........................  43
SECTION 8.3        Environmental Indemnification.......................  44
SECTION 8.4        Losses Net of Insurance, etc........................  45
SECTION 8.5        Indemnification Procedures..........................  45
SECTION 8.6        Adjustment to Purchase Price........................  47


                              ARTICLE IX

                          General Provisions

SECTION 9.1        Notices.............................................  47
SECTION 9.2        Interpretation......................................  49
SECTION 9.3        Survival of Representations and
                     Warranties........................................  50
SECTION 9.4        Severability........................................  50
SECTION 9.5        Counterparts........................................  50
SECTION 9.6        Entire Agreement; No Third Party
                     Beneficiaries.....................................  50
SECTION 9.7        Governing Law.......................................  51
SECTION 9.8        Consent to Jurisdiction.............................  51
SECTION 9.9        Schedules...........................................  51
SECTION 9.10       Publicity...........................................  51
SECTION 9.11       Expenses............................................  51
SECTION 9.12       Assignment..........................................  51
SECTION 9.13       Restrictive Trade Practices Act
                     1976..............................................  52
SECTION 9.14       Transitional Services  Agreement....................  52

                  APPENDICES, SCHEDULES AND EXHIBITS



Appendix A                             -      Definitions

Schedule 1.2(b)(v)                     -      Other Excluded Assets
Schedule 1.2(b)(viii)                  -      Excluded Books and Records
Schedule 1.4(b)(xiv)                   -      Other Excluded Liabilities
Schedule 1.7                           -      Balance Sheet Procedures
Schedule 1.7(a)                        -      Projected Balance Sheet
Schedule 3.1(b)                        -      Non-Contravention;
                                                   Consents and Approvals
                                                   (Seller)
Schedule 3.1(c)                        -      Balance Sheet and
                                              Statement of Earnings
Schedule 3.1(d)                        -      Compliance with Law
Schedule 3.1(e)                        -      Litigation and Claims
Schedule 3.1(f)                        -      Liens
Schedule 3.1(i)(1)                     -      Acquired Intellectual
                                              Property
Schedule 3.1(k)                        -      Material Contracts
                                              Primarily Related to the
                                              Transferred Business
Schedule 3.1(m)                        -      Taxes
Schedule 3.1(n)                        -      Employee Benefits
Schedule 3.1(p)                        -      Terminating Employees
Schedule 3.1(u)                        -      Material Liabilities
Schedule 3.2(b)                        -      Non Contravention;
                                              Consents and Approvals
                                              (Purchaser)
Schedule 5.1                           -      Transferred Employees
Schedule 5.4                           -      Actuary's letters
Schedule 6.2(d)                        -      Material Consents
Schedule 9.2                           -      Officers with Knowledge

Appendix 1.3                           -      License to Alter

Appendix 1.8                           -      Allocation of Purchaser
                                              Price

Appendix 2.2(a)                        -      Deeds, assignments etc.

Appendix 5.4                           -      Seller's Defined Benefit
                                              Plan

This ASSET PURCHASE AGREEMENT is made and entered into on 15th December 1995, between CINCINNATI MILACRON U.K.
LIMITED, a company incorporated in England and Wales
(No. 2306538) and having its registered office at P.O. Box
505, Kingsbury Road, Birmingham B24 0QU ("Seller"), and
TRINOVA LIMITED ("Purchaser"), a company incorporated in England and Wales (No. 1771356) whose registered office is at P.O. Box 4, New Lane, Havant, Hampshire PO9 2WB.


     WHEREAS Seller is engaged worldwide in the manufacture, marketing, sale and distribution of Machines and Electronic Controls for Machines;

     WHEREAS the parties hereto desire that Seller sell, transfer and assign, or cause to be sold, transferred and assigned, to Purchaser, and that Purchaser purchase and assume, or cause to be purchased and assumed, from Seller, substantially all the assets and liabilities related to the Transferred Business, all as more specifically provided herein;

     WHEREAS Milacron and Trinova at the time of or prior to the Closing hereunder desire to enter into the US Agreement and the Ancillary Agreements; and

     WHEREAS the capitalized terms used herein shall have the meanings specified in Appendix A hereto (unless the context otherwise requires).

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.


                               ARTICLE I

                 Purchase and Sale of Acquired Assets

     SECTION 1.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver, to Purchaser at the Closing (except as otherwise stated herein), and Purchaser agrees to purchase and accept from Seller, at the Closing, all right, title and interest of Seller in and to all the Acquired Assets, free and clear of any lien, charge, security interest or encumbrance, other than Permitted Liens.

     SECTION 1.2. Acquired Assets and Excluded Assets. (a) The term "Acquired Assets" means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets, that are owned by Seller on the Closing Date and that primarily relate to, arise primarily out of or are used primarily in connection with the Transferred Business, including, but not limited to, all of Seller's right, title and interest in and to the following assets (all of which are deemed to constitute assets primarily related to the Transferred Business):

     (i) the Scheduled Real Property;

     (ii) the Acquired Inventory;

     (iii) the Equipment;

     (iv) the Accounts Receivable other than amounts due or owing to the Division from MT Division or from any other member of the Milacron Group (on the basis that Division is treated as a separate legal entity for these purposes);

     (v) the Acquired Intellectual Property;

     (vi) the Acquired Know-how;

     (vii) the Acquired Permits;

     (viii) the Acquired Contracts;

     (ix) the Acquired Books and Records;

     (x) the Goodwill;

     (xi) prepaid items (apportioned on a time basis) and pending claims of the Transferred Business (other than Tax Claims) that primarily relate to or arise primarily out of the Transferred Business;

     (xii) all assets of the type reflected on the line items of the Projected Balance Sheet other than assets that have been disposed of in the ordinary course of business of the Division from the date hereof to the Closing Date; and

     (xiii) all other assets, properties and rights of Seller that primarily relate to, arise primarily out of or are used primarily in connection with the Transferred Business (other than the Excluded Assets).

     (b) Notwithstanding anything herein to the contrary, from and after the Closing, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Purchaser hereunder, and the Acquired Assets shall not include, the following assets (collectively, the "Excluded Assets")"

     (i) all rights of Seller under this Agreement and any other agreements, instruments and certificates delivered in connection with this Agreement;

     (ii) all rights, claims, demands and judgments relating to the Excluded Liabilities;

     (iii) Tax Claims and prepayments of Taxes;

     (iv) all rights to the names and trademarks "Milacron", "Cincinnati Milacron", "CAMAC" or any variations, abbreviations or acronyms thereof;

     (v) the assets identified in Schedule 1.2(b)(v);

     (vi) all Know-how and Intellectual Property of Seller not primarily related to, arising primarily out of or used primarily in connection with the Transferred Business;

     (vii) all Contracts of Seller that are not Acquired Contracts;

     (viii) the Excluded Books and Records listed on Schedule
     1.2(b)(viii);

     (ix) all cash and cash equivalents of Seller generated or earned in connection with the Transferred Business;

     (x) the Excluded Inventory;

     (xi) all Accounts Receivable due to or owing to the Division from MT Division or from any other members of the Milacron Group on the basis that Division is treated as a separate legal entity for these purposes.

     SECTION 1.3. Transfer of Properties. (a) The Scheduled Real
Property is sold subject to and where appropriate with the benefit of:

     (i) all matters capable of registration as Local Land Charges or resolutions passed by the Local Authority;

     (ii) all notices served on Seller and agreements made by (or as the case may be) with any competent authority;

     (iii) all actual orders, directions, notices, charges, restrictions, conditions and agreements arising under the Public Health Acts or Town & Country Planning Acts;

     (iv) all matters revealed by searches against Seller at the Land Charges Registry or HM Land Registry as at the date hereof;

     (v) all matters contained in the following namely:

          (A) underlease dated 6th January, 1994 made between Rusper (Sheet Metalwork) Limited (1) and Seller (2)("the Underlease");

          (B) licence agreement dated 18th August, 1995 made between Seller (1) and Sumitomo Sitex Europe plc (2);

          (C) licence to underlet and alter dated 31st December 1991 made between Industrial Ownership (Southampton) Limited (1)
     Rusper (Sheet Metalwork) Limited (2) and Seller (3);

          (D) licence to alter dated 31st December, 1991 made between Rusper (Sheet Metalwork) Limited (1) and Seller (2); and

          (E) licence to underlet dated 2nd December, 1993 made between Industrial Ownership (Southampton) Limited (1) Rusper (Sheet Metalwork) Limited (2) Seller (3);

There are no matters as set out in Section 1.3(a)(i) to (iv) to the knowledge of Seller.

     (b) Purchaser hereby admits and confirms that it has inspected the Scheduled Real Property and has entered into this Agreement on the basis of such inspection and with full knowledge and notice in all respects of the actual condition of such Property including the state and condition of any building, structure, road, pavement, sewer, drain or installation of any kind on such Property and takes such Property in that state and condition on the provided that the provisions contained in this subclause shall in no way restrict or interfere with the indemnity afforded to the Purchaser in clause 8.3 hereof or the provisions of clause 1.4(b)(xvi) hereof;

     (c) (i) At Closing or (if later) within five working days following the grant of the relevant reversioner's licence, Seller will assign to Purchaser with full title guarantee (and Purchaser will accept such assignment) the Underlease in the agreed form ("the Assignment");

          (ii) Seller shall use all reasonable endeavors to obtain any requisite reversioner's licenses for the Assignment and permission for the alterations to the Scheduled Real Property as evidenced by the draft license attached at Appendix 1.3 and Purchaser shall co-operate in obtaining such licences for the Assignment by supplying such information and references as may lawfully be required by the reversioners (including but without limitation a reference from Purchaser's banker together with a copy of the last three years audited accounts of Purchaser). Where the reversioner would otherwise be entitled to withhold the licence for the Assignment, Purchaser will offer to covenant direct with the reversioner, with effect from completion of the Assignment, to pay the rent and observe and perform the covenants contained in the Underlease for the remainder of its term and will if lawfully required by the reversioner procure a guarantor or guarantors reasonably acceptable to the reversioner to enter into a form of guarantee or surety reasonably acceptable to the reversioner. Purchaser and the guarantor(s)(if any) shall execute the reversioner's licences for the Assignment and return it to Seller's Solicitors (or as they shall direct) within 15 working days of the engrossments having been submitted to Purchaser's Solicitors (details of Sellers and Purchaser's Solicitors are set out in Article IX);

          (iii) Seller will permit Purchaser to occupy the Scheduled Real property from Closing until completion of the Assignment or earlier termination hereunder upon the following conditions:

          (A) Seller hereby licences and authorises Purchaser to occupy the Scheduled Real Property as licensee only;

          (B) Purchaser shall use the Scheduled Real
          Property generally for the same purposes as the Scheduled Real Property has been used by Seller hitherto and shall act in such a manner that the covenants contained in the Underlease are fully observed and performed;

          (C) Purchaser shall keep the Scheduled Real
          Property together with all fixtures and fittings in such repair and condition and decorative order as they are in at the date hereof;

          (D) Purchaser shall vacate the Scheduled Real
          Property forthwith on termination of the licence and authority hereby conferred removing all the property and assets of Purchaser and all rubbish and scrap and leaving the Scheduled Real Property in a clean and tidy state and in such repair condition and decorative order as is provided for in paragraph (C) above;

          (E) Purchaser shall not make any alteration or addition to the Scheduled Real Property or any part thereof;

          (F) Purchaser shall conform in all respects with the provisions of and regulations under any Act of Parliament or Bye-law which may be applicable to the Scheduled Real Property or to Purchaser's use or occupation thereof;

          (G) Purchaser shall not create any fixed charge over or assign the licence hereby conferred or sub-licence or permit any other person to use or occupy the Scheduled Real Property or any part thereof;

          (H) Purchaser shall at all times use all reasonable endeavours to keep the Scheduled Real
          Property secure;

          (I) Purchaser shall pay (or reimburse) to Seller forthwith on demand all proper outgoings of any kind whatsoever in respect of the Scheduled Real
          Property including (without prejudice to the generality of the foregoing) all rents service charges rates and water rates taxes gas electricity sewerage and telephone charges security and heating expenses and insurance premiums in respect of the period of occupation until the date of the Assignment or vacation pursuant to Section 1.3(d)(vii) whichever is the earlier; and

          (J) Without prejudice to paragraph (I) above the Purchaser will refund to Seller any rent or outgoings paid by Seller in respect of the Scheduled Real Property prior to the date of the Assignment in respect of the period after the date of occupation by Purchasers.

     (d)  It is hereby agreed and declared as follows:

          (i) Section 1.3(c)(iii) constitutes a licence and confers no tenancy upon Purchaser;

          (ii) management and control of the Scheduled Real Property is retained by Seller who shall without prejudice to Section 1.3(c)(iii)(I) and (J) be the occupier for all purposes including taxation and rating;

          (iii) Seller shall not be responsible for any assets goods or chattels of Purchaser in or about the Scheduled Real Property whether for loss thereof or damage thereto;

          (iv) Seller shall not be responsible for any injury to or sustained by any person in or about the Scheduled Real Property other than as a result of Seller's neglect or default;

          (v) the licence and authority hereby conferred is personal to Purchaser and shall not be capable of assignment or transfer;

          (vi) if Purchaser is in material breach of the obligations on its part contained in
          Section 1.3(c)(iii) or if the reversioner threatens proceedings for possession of the Scheduled Real Property and/or forfeiture of the Underlease and/or for breach of covenant against Seller by reason of the use and occupation of the Scheduled Real Property by Purchaser or if
          Purchaser shall go into liquidation (save for the purposes of amalgamation or reconstruction while solvent) or have a receiver or administrator or supervisor pursuant to any voluntary arrangement appointed over all or any of its property or assets or if a petition is presented for the appointment of an administrator of Purchaser
          Seller may by notice in writing to Purchaser forthwith terminate and revoke the licence and authority hereby conferred (but without prejudice to any other right or remedy which may have accrued to either party hereunder);

          (vii) if Seller is unable to obtain a
          reversioner's licence for the Assignment after all reasonable and proper efforts on its part to do so (including, where necessary or appropriate, applying to the Court for a declaration that the licence is being unreasonably withheld) and in any event by the date 6 months after Closing (or such other date as Seller and Purchaser shall agree in writing) the Scheduled Real Property shall be withdrawn from the sale hereby agreed and the Purchaser shall vacate the same forthwith without prejudice to the further assurance provisions of this Agreement and in the event of Purchaser vacating as a result of this Section the Scheduled Real Property shall be severed from this Agreement;

          (viii) if Seller is unable to obtain reversioner's licence for the alterations referred to in

          Section 1.3(c)(ii) above after Seller having used all reasonable efforts to do so by the date 6 months after Closing the Seller shall if required by Purchaser remove the works detailed in the said licence for alterations at its own cost making good all damage caused thereto.

          (x) Seller shall indemnify and keep indemnified
          Purchaser against all actions, proceeds, costs, claims, demands and expenses whatsoever arising directly or indirectly as a result of the Seller failing to obtain the consent of the reversioners to the Assignment or in respect of prior to the completion of the Assignment any action taken by any superior and/or intermediate landlord against any superior lease the Underlease and the Scheduled Real Property.

     SECTION 1.4. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to assume, pay, perform and discharge when due, all liabilities or obligations whatsoever, other than Excluded Liabilities, that are primarily related to, arose primarily out of or in connection with the Transferred Business, whether arising before or after the Closing and whether known or unknown, fixed or contingent (the "Assumed Liabilities"), including all of the liabilities and obligations listed below (each of which are deemed to relate primarily to the Transferred Business):

         (i) all obligations and liabilities due to be performed or paid after the Closing Date under Acquired
         Contracts;

         (ii) [Intentionally omitted]

         (iii) all obligations and liabilities of Seller of the type reflected on the line items of the Projected Balance Sheet except for obligations and liabilities which have been satisfied, cancelled or otherwise transferred in the ordinary course of business of the Division from the date hereof to the Closing Date;

         (iv) all obligations or liabilities with respect to product liability claims (including claims for death, personal injury or property damage) with respect to products shipped or services provided by Purchaser after the Closing in connection with the Transferred Business, including any liability for incidental or consequential damages relating thereto;

         (v) subject to the provisions of Section 8.3 all obligations and liabilities arising as a result of Seller, or any predecessor in interest thereof, being the owner or occupant of, or the operator of the activities conducted at, the Scheduled Real Property at any time, including all obligations and liabilities relating to personal injury, property damage, the environment and waste disposal including off-site waste disposal;

         (vi) all obligations and liabilities relating to the deferred holiday associated with or relating to Transferred Employees;

         (vii) all obligations and liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations that are primarily related to or arise primarily out of or in connection with the Transferred Business, the Acquired Assets or the Transferred Employees, at law, in equity or otherwise; and

         (viii) the Real Property Tax Liabilities

     (b) Notwithstanding anything herein to the contrary, the following liabilities and obligations of Seller (the "Excluded
Liabilities") shall not be assumed by Purchaser hereunder and shall not constitute Assumed Liabilities:

         (i) any obligation or liability which is primarily attributable to any of the Excluded Assets, or primarily associated with the realization of the benefits of any of the Excluded Assets;

         (ii) the Excluded Tax Liabilities;

         (iii) all liabilities and obligations for which Seller has expressly assumed or retained responsibility pursuant to this Agreement;

         (iv) [Intentionally omitted]

         (v) all pension obligations or liabilities under Seller's Defined Benefit Plan associated with or relating to any Transferred Employee except to the extent provided in Section 5.4;

         (vi) all obligations or liabilities with respect to all warranty claims in connection with products sold and/or delivered or services provided by Seller before the Closing in connection with the Transferred Business including any liability for incidental or consequential damages relating thereto;

         (vii) all obligations or liabilities with respect to all product liability claims, actions, suits, proceedings, disputes or investigations (including claims for death, personal injury or property damage) with respect to products sold and/or delivered or services provided by Seller before the Closing in connection with the Transferred Business including any liability for incidental or consequential damages relating thereto;

         (viii) all accounts payable from the Division to MT
         Division and/or to other members of the Milacron Group, on the basis the Division is treated as a separate legal entity for these purposes;

         (ix) all obligations and liabilities with respect to payroll obligations of the Seller to Transferred Employees that have accrued up to the Closing Date (including the obligation to pay the Inland Revenue the PAYE and NIC contributions as deducted) in connection with the Transferred Business and all associated UK equivalents of US withholding obligations or liabilities including any UK equivalents of US withholding obligations under any of Seller's benefit plans;

         (x) all obligations and liabilities of Seller with respect to all claims, actions, suits, proceedings, disputes or investigations based on employment practices of Seller prior to the Closing Date and all claims by employees of the Transferred Business terminated prior to the Closing Date;

         (xi) all obligations and liabilities with respect to any and all claims (whether known or unknown) arising out of any infringement of the intellectual property rights of third parties in connection with products of the Business shipped by the Seller prior to the Closing Date including the claims ("the Hilpert and Hurco Claims") relating to the alleged infringement by Hilpert Products and Hurco Products (each as defined in the Supply Agreement) of existing rights of B. Hilpert and IMS Technology Inc ("the Existing Hilpert and Hurco Rights");

         (xii) all obligations or liabilities relating to deferred compensation, life insurance, severance including those equivalent to worker's compensation in the US, and all costs and expenses incurred in providing medical and dental and welfare benefits associated with any Transferred Employee prior to the Closing Date;

         (xiii) any obligation of the Seller to indemnify any Transferred Employee by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgements, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise).

         (xiv) the Excluded Liabilities listed in
         Schedule 1.4(b)(xiv).

         (xv) all obligations and liabilities due to be performed or paid on or before the Closing Date under the Acquired Contracts.

         (xvi) [Intentionally omitted]

         (xvii) all obligations and liabilities of Seller for breach or failure to perform any of Seller's Covenants, representations and warranties or agreements contained in or made pursuant to this Agreement; and

         (xviii) except as provided in this Agreement, all obligations and liabilities relating to Sellers Defined
         Benefits Plan;

     SECTION 1.5. Purchase Price. In consideration of the sale, assignment, transfer, conveyance and delivery to Purchaser of the Acquired Assets, Purchaser shall pay to Seller on December 28, 1995 in sterling the sum of [British Pound] 6,850,000 (less two days interest on such amount at an interest rate of 6.5% per annum but together with VAT thereon if applicable) subject to adjustment as provided in
Section 1.7 (together, as so adjusted, the "Purchase Price") payable by wire transfer of immediately available funds to an account or accounts designated by Seller in a written notice (the "Account Designation Notice") delivered to Purchaser at least two Business Days prior to such date. If Seller designates more than one account in the Account Designation Notice, such notice shall specify the portion of the Purchase Price to be paid to each such designated account. Seller agrees to promptly return to Purchaser the amount paid on December 28, 1995 with interest rate of 6.5% per annum from December 30, 1995 if the Closing does not occur.

     SECTION 1.6. Value Added Tax. (a) All payments to be made pursuant to this Agreement shall (save where otherwise specifically stated) be taken to be exclusive of VAT (if applicable) and any VAT charged in respect of the matters giving rise to such payments shall be added to the amount thereof and paid in addition thereto in which case Seller shall promptly provide to the Purchaser a tax invoice to support a claim by the Purchaser for recovery of the tax paid.

     (b) The parties acknowledge and agree that it is considered that section 49(1) Value Added Tax Act 1994 ("VATA 1994") and Article 5 of the Value Added Tax (Special Provisions) Order 1995 will apply to the sale and purchase of the Transferred Business, so that the transaction is treated as a transfer of a going concern. Accordingly:

         (i) Purchaser shall give such notice of such transfer to HM Customs & Excise as required by law;

         (ii) Purchaser shall preserve the records for such period as may be required by law and during that period shall at al reasonable times permit Seller or its agents to inspect such records and (at the other party's expense) to take copies of such records;

         (iii) Seller and Purchaser shall use all reasonable endeavours to secure that pursuant to the provisions referred to above the sale of the Transferred Business hereunder is treated as neither a supply of goods nor a supply of services for Value Added Tax purposes;

         (iv) if, notwithstanding the provisions referred to above, any Value Added Tax shall be payable on the sale hereunder, Purchaser shall pay to Seller such tax and any penalty if due to delay in payment by Purchaser following request by Seller or interest likewise incurred by Seller for late payment thereof, Purchaser to make such payment on payment by Seller or (if later) delivery by Seller to Purchaser of tax invoices in respect thereof; and

         (v) no re-allocation of the Vendor's VAT registration number to Purchaser shall be applied for.

     (c) Purchaser warrants that its Vickers division is duly registered under the VATA with registration number GB 381053863
(Vickers Division).

     SECTION 1.7. Purchase Price Adjustments.

     (a) A projected schedule of certain types of assets and liabilities (the "Specified Assets and Liabilities") of the Transferred Business as of the Closing Date is attached as Schedule 1.7(a) hereto (the "Projected Balance Sheet"). The parties acknowledge that the Projected Balance Sheet is attached to this Agreement only for purposes of calculating the purchase price adjustment in accordance with this Section 1.7, and except for such adjustment, neither party shall have any liability to the other party for any variation between the Projected Balance Sheet nd the Closing Date Balance Sheet.

     (b) Within 60 days following the Closing, Seller shall (i) prepare, or cause to be prepared, and deliver to Purchaser the Closing Date Balance Sheet, which shall set forth the Specified Assets and Liabilities of the Transferred Business as of the Closing Date and shall be accompanied by a certificate from Seller's independent outside auditors to the effect that the Closing Date Balance Sheet was prepared in accordance with Schedule 1.7 hereto and (ii) calculate the Closing Date Net Asset Value, as derived from the Closing Date Balance Sheet, and deliver such calculation to Purchaser.

     (c) Purchaser and Purchaser's independent outside auditors shall, within 60 days after the delivery by Seller of the Closing Date Balance Sheet and Seller's calculation of the Closing Date Net Asset Value, complete their review thereof. In the event that Purchaser and Purchasers' independent outside auditors determine that the Closing Date Balance Sheet has not been prepared on this basis set forth in and in accordance with Schedule 1.7, Purchaser shall, on or before the last day of such 60-day period, so inform Seller in writing (the "Purchaser's Objection"), setting forth a specific description of the basis of Purchaser's Objection and the adjustments to the Closing Date Net Asset Value and the corresponding adjustments to the Closing Date Balance Sheet with Purchaser believes should be made accompanied by a letter from the Purchaser to the effect that the Closing Date Balance Sheet submitted to Purchaser by Seller was not prepared in accordance with Schedule 1.7 hereto and that adjusting the Closing Date Balance Sheet in the manner described in Purchaser's Objection will result in the Closing Date Balance Sheet having been prepared in accordance with
Schedule 1.7 hereto. If no Purchaser's Objection is received by Seller on or before that last day of such 60-day period, then the Closing Date Net Asset Value set forth on the Closing Date Balance Sheet delivered by Seller shall be final. Seller shall have 30 days from its receipt of Purchaser's Objection to review and respond to Purchaser's Objection.

     If Seller and Purchaser are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in Purchaser's Objection with 20 days following the completion of Seller's review of Purchaser's Objection, they shall refer any dispute as to whether the Closing Date Balance Sheet was prepared in accordance with Schedule 1.7 to the CPA Firm, who shall, acting as experts and not as arbitrators, determine on the basis set forth in an in accordance with Schedule 1.7, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Date Balance Sheet and the Closing Date Net Asset Value require adjustment. Purchaser and Seller shall instruct the CPA Firm to deliver its written determination to Purchaser and Seller no later than the thirtieth day after the remaining differences underlying Purchaser's Objection are referred to the CPA Firm. The CPA

Firm's determination shall be conclusive and binding upon Purchaser and Seller. The fees and disbursements of the CPA Firm shall be borne equally by Purchaser and Seller. Purchaser and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Closing Date Balance Sheet and all other items reasonably requested by the CPA Firm. The scope of the disputes to be resolved by the CPA Firm is limited to whether the Closing Date Balance Sheet was prepared in accordance with Schedule 1.7.

     (d) Purchaser shall, and shall cause its Subsidiaries to, provide to Seller and its accountants (i) all data and financial statements reasonably requested by Seller and (ii) full access to the books and records of the Transferred Business and to any other information, including work papers of its accountants, and to any employees in each case to the extent reasonably requested by Seller in connection with the preparation of the Closing Date Balance Sheet and any adjustments thereto.

     (e) The "Purchase Price Adjustment Amount" shall be equal to (x) the Base Net Asset Value minus (y) the Closing Date Net Asset Value. If the Purchase Price adjustment Amount is a negative number, then the Purchase Price shall be increased by the absolute value of the Purchase Price Adjustment Amount and Purchaser shall, promptly (and in any event within five business days) after the final determination of the Closing Date Net Asset Value, pay to Seller the Purchase Price Adjustment Amount (together with VAT thereon, if applicable) plus interest from the Closing Date at the rate of 6.5% per annum in U.S. dollars by wire transfer of immediately available funds to an account designated by Seller. If the Purchase Price Adjustment Amount is a positive number, then the Purchase Price shall be decreased by the Purchase Price Adjustment Amount and Seller shall, promptly (and in any event within five business days) after the final determination of the Closing Date Net Asset Value, pay to Purchaser the Purchase Price Adjustment Amount plus interest from the Closing Date at the rate of 6.5% per annum in U.S. dollars by wire transfer of immediately available funds to an account designated by Purchaser.

     SECTION 1.8. Allocation of Purchase Price. (a) Purchaser and
Seller agree that the allocations of the

Purchase Price shall be as set out in Appendix 1.8 and that such allocations shall be adjusted in accordance with the provisions of that Appendix to take account of any Purchase
Price Adjustment Amount agreed or certified pursuant to
Section 1.7.

     SECTION 1.9. Power of Attorney, etc. (a) Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller in the name of Seller and/or on its behalf (and for the benefit of Purchaser), and at the expense of Purchaser:
(i) to demand and receive from time to time any and all the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all proceedings at law, in equity or otherwise that Purchaser and its successors, legal representatives or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (iii) to defend or compromise any or all actions, suits or proceedings in respect of any of the Acquired Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser and its successors, legal representatives or assigns shall deem desirable. Seller hereby agrees that the appointment hereby made and the powers hereby granted are as security for the performance of certain obligations of Seller hereunder and are and shall be irrevocable by it in any manner or for any reason. Seller shall deliver to Purchaser at Closing an acknowledged power of attorney to the foregoing effect executed by Seller and any affiliate selling any of the Acquired Assets.

     (b) Effective upon the Closing Date, Purchaser shall have the right to receive and open all mail, packages and other communications which relate primarily to the Transferred Business addressed to Seller or any of its affiliates and Seller agrees promptly to deliver to Purchaser any such mail, packages or other communications received directly or indirectly by Seller or any of its affiliates. Purchaser shall have the right and authority to collect, for its own account, all receivables and other items which shall be transferred or are intended to be transferred to Purchaser as provided in this Agreement. Seller will endorse in favor of Purchaser any cheques or drafts received on account of any such receivables or other items, and Seller shall promptly transfer or deliver to

Purchaser any cash or other property received directly or indirectly by Seller or its affiliates in respect of such receivables and other items. Purchaser shall promptly deliver to Seller all mail, packages and other communications received by it which relate to Seller or its affiliates but do not relate exclusively to the Transferred
Business. Seller and its affiliates shall promptly deliver to Purchaser all mail, packages and other communications received by any of them which relate to the Transferred
Business but do not relate to any of them.


                              ARTICLE II

                              The Closing

     SECTION 2.1. Closing. Subject to the following sentence, the closing of the sale and transfer of the Acquired Assets and the other transactions contemplated hereby (herein referred to as the "Closing") shall take place at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, on December 30, 1995 or thereafter as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 6, or at such other time, date and place as shall be fixed by agreement between the parties hereto.

     SECTION 2.2. Transactions To Be Effected at the Closing. At the
Closing:

     (a) Seller shall deliver to Purchaser (i) the deeds, assignments and other instruments of transfer described in Appendix 2.2(a) relating to the Acquired Assets (all of which shall be in the agreed form) duly executed by or on behalf of Seller and (ii) such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction or waiver of the conditions and compliance with the agreement set forth in this Agreement (it being understood with respect to (i) and (ii) above, that Seller shall not be required to make any additional representations, warranties or covenants, express or implied, not contemplated by this Agreement), and (iii) all of the Acquired Assets the title to which is capable of passing by delivery (such delivery to take place at the Scheduled Real Property).

     (b) Purchaser shall deliver to Seller, or shall cause to be delivered to Seller, (i) payment of the Purchase Price in the manner provided in Section 1.5, (ii) duly executed counterparts of the deeds, assignments and other instruments of transfer described in Appendix 2.2(a) and (iii) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction or waiver of the conditions and compliance with the agreements set forth in this Agreement (it being understood that with respect to (ii) and (iii) above that Purchaser shall not be required to make any representations, warranties or covenants, express or implied, not contemplated by this Agreement).

     (c) Seller and Purchaser shall duly execute the know-how election in the agreed form annexed at Appendix 1.8.


                              ARTICLE III

                    Representations and Warranties

     SECTION 3.1. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

     (a) Organization, Standing and Power. Seller is a company duly incorporated and existing under the Companies Acts and has the requisite corporate power and authority to own the Acquired Assets owned by it and to lease the Acquired Assets leased by it and to carry on the operations of the Transferred Business as now being conducted by it. Seller has heretofore delivered to Purchaser true and complete copies of its certificate of incorporation and memorandum and articles of association, as amended through the date of this Agreement.

     (b) Authority. Seller has all corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, to Seller's knowledge, (i) violate any law, judgment, order, decree, statute, ordinance, rule and regulation applicable to Seller, (ii) conflict with any provision of Seller's
Memorandum and Articles of Association, (iii) except as set forth on Schedule 3.1(b), result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject
(or result in the imposition of any lien (other than a Permitted Lien) upon any of its assets), except where the violation, conflict breach, default, acceleration, termination, modification, cancellation, or lien would not have a material adverse effect on the business, financial condition or results of operations of the Transferred
Business or on the ability of the parties hereby to consummate the transactions contemplated by this Agreement or (iv) require any material consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or any other Person, except as otherwise set forth on Schedule 3.1(b).

     (c) Financial Statements. The balance sheet, dated as of December 31, 1994 (the "Balance Sheet") and the statement of earnings (excluding the effect of capitalized software) for the year ended December 31, 1994 (the "Financial Statements") which are attached as
Schedule 3.1(c) hereto, present the financial condition and results of operations of the Division as of December 31, 1994 and for the year then ended in accordance with the policies and procedures employed by Seller in accounting for the assets and liabilities, earnings from operations of its divisions. The Financial Statements have been prepared from the books and records of Seller relating to the Transferred Business.

     (d) Compliance with Applicable Laws. For the last 3 years, Seller has complied and is currently in compliance in all material respects with all laws, regulations, rules and orders of all Governmental Entitles, applicable to it which relate to the Transferred Business. Except as set forth in
Schedule 3.1(d), Seller has not receive any written notice of any such failure to so comply, and to the knowledge of Seller, there are no circumstances that may give rise to such noncompliance. Seller has not received any written notice that any investigation or review by any Governmental
Entity with respect to the Transferred Business is pending or that any such investigation or review is contemplated.
This paragraph (d) does not relate to Environmental Laws for which Section 8.3 is exclusively applicable.

     (e) Litigation; Decrees. Schedule 3.1(e) sets forth a list of all law suits, actions and proceedings pending with respect to the Transferred Business and all judgements, orders, decrees and injunctions against the Seller related to the Transferred Business. Except as set forth in Schedule 3.1(e), to the knowledge of Seller, there is no basis for any suit, action or proceeding relating to the Acquired Assets or the Transferred Business that would in Seller's reasonable judgment be expected to have (i) as substantial likelihood of success if brought and (ii) a material adverse effect on the business, financial condition or results of operations of the Transferred Business. Except as set forth on Schedule 3.1(e), to the knowledge of Seller, there is no suit, action, or proceeding threatened against Seller relating to the Transferred Business or the transactions contemplated hereby. Seller is not in default under any material judgement, order, injunction, rule, or decree of any Governmental Entity or arbitrator relating to the Transferred Business.

     (f) Title to Acquired Assets. Seller has good and marketable title to all the Acquired Assets free and clear of all Liens, except for (i) Liens disclosed in Schedule 3.1(f) or on the Balance Sheet or in the notes thereto and (ii) (A) mechanics', carriers', workmen's, repairmen's, and other like Liens arising or incurred in the ordinary course of business, (B) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings (which contested Taxes, assessments and other governmental charges are set forth in Schedule 3.1(f), (C) assets subject to retention of title in the ordinary course of business and (D) imperfections of title and other encumbrances that are not substantial in character or amount and do not detract from, or interfere with the use of, the Acquired Assets in the Transferred
Business as presently conducted (the Liens described in clauses (i) and (ii) being herein referred to as "Permitted
Liens"). To the knowledge of Seller, there are no Liens on the Acquired Assets which would in Seller's reasonable judgment be expected to have a material adverse effect on the business, financial condition or result of operations of the Transferred Business. This paragraph (f) does not relate to real property, interests in real property or leasehold interests.

     (g) Real Property. Schedule 3.1(g) sets forth a complete list of all real property and interests in real property directly or indirectly owned or occupied by Seller that primarily relate to or are used primarily in connection with the Transferred Business (each, a "Property"). Seller is the lessee of each Property and is in possession of the premises purported to be leased thereunder, and each such lease is valid without any material default thereunder by Seller or, to Seller's knowledge, by the lessor.

     (h) [intentionally omitted]

     (i) Intellectual Property and Know-how. To the knowledge of Seller, the Division has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property or Know-how rights of third parties in any material respect, and, except as identified on Schedule 3.1(i)(1), Seller has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation or any claim that the Division must license or refrain from using any such intellectual property rights of any third party. Schedule 3.1(i)(1) sets forth a complete list of all Acquired Intellectual Property. To the extent that registrations, filings and issuances are indicated on
Schedule 3.1(i)(1), such Intellectual Property has been duly registered in, filed in or issued by the United States Copyright office or the United States Patent and Trademark Office, the appropriate offices in the various states of the United States and the appropriate offices of such other jurisdictions indicated on Schedule 3.1(i)(1). Except as set forth on Schedule 3.1(i)(1), Seller has not granted any licenses or other rights in, and Seller has no obligation to grant licenses or other rights in, any of the Acquired Intellectual Property or in the Know-how owned by Seller that material to the Transferred Business ("Material Know-how), in each case that is included in the Acquired Assets, to any other Person. Seller has not made any claim of a violation or infringement by others of its rights in the Acquired Intellectual Property or the Material Know-how and, to the knowledge or Seller, there is not currently any such violation or infringement. Except as set forth on
Schedule 3.1(i)(1), there are no interferences or other contested proceedings, either pending or, to the knowledge of Seller, threatened, in the United States Copyright
Office, the United States Patent and Trademark Office or any
Federal, state or local court or before any other governmental agency or tribunal, relating to any Acquired
Intellectual Property or any pending application with respect thereto.

     (j) Insurance. All of the material properties and businesses constituting any part of the Acquired Assets are insured for Seller's benefit, and will be so insured until the Closing, in amounts and against risks consistent with recent past practice. All such policies are in full force and effect.

     (k) Contracts. Schedule 3.1(k) sets forth each Contract to which Seller is a party or by which it is bound that relates primarily to the Transferred Business except for such Contracts involving amounts of less than $150,000. Except for the Contracts listed in Schedule 3.1(k) or 3.1(g), Seller is not in the case of Contracts that relate primarily to the Transferred Business, a party to any:

     (i) Contract for or relating to the employment of any officer or employee or with any labour union;

     (ii) Contract which will not be discharged at or prior to the Closing relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money or otherwise, excluding endorsements made for purposes of collection in the ordinary course of business;

     (iii) Contract granting to any person a preferential right to purchase any of the Acquired Assets (other than sales of Inventory in the ordinary course of business);

     (iv) Contract with respect to the discharge, transportation, removal or storage of effluent, wastes, pollutants or hazardous substances;

     (v) Contract for the lease of any land, buildings or equivalent;

     (vi) Contract evidencing any material lien, charge, security interest or encumbrance on the Acquired
     Assets, other than Permitted Liens; or

     (vii) Contract relating to joint ventures, distribution or sales representative arrangements, non-competition arrangements or confidentiality arrangements.

True, complete and correct copies of all the Contracts listed on Schedules 3.1(k) have been made available to Purchaser. Except as disclosed on Schedules 3.1(k) and 3.1(g), each of the Material Contracts is valid, binding, and enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganising, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights generally from time to time in effect and to general equitable principles, is in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute a material event of default thereunder. Except as disclosed on Schedules 3.1(k) and 3.1(g), Seller has not received any notice of termination or cancellation of any Material Contract, and to the knowledge of Seller, there are no material unresolved disputes in connection with any Material Contract.

     (l) Absence of Certain Changes or Events. Except as set forth in the Schedules hereto, from December 31, 1994 to the date hereof, Seller has conducted the Transferred Business in the ordinary course consistent in all material respects with recent past practice, and there has not been any material adverse change in the business, assets, liabilities, financial condition or results of operations, other than changes relating to the economy in general or changes relating to the Machines industry in general.

     (m) Taxes. Except as set forth in Schedule 3.1(m), Seller has timely filed, after giving effect to any applicable extensions, all Tax Returns relating to any Taxes attributable to the Transferred Business required to be filed by it. Except for Taxes set forth on
Schedule 3.1(m), which are being contested in good faith and by appropriate proceedings, and except for Taxes which in the aggregate are not material, all Taxes attributable to the Transferred Business shown to be due on such Tax Returns have been timely paid. Except as set forth in Schedule 3.1(m), no taxing authority is asserting any deficiency against Seller with respect to material Taxes attributable to the Transferred Business.

     (n) Employee Benefits Plans. Schedule 3.1(n) contains a list of share or stock option or purchase plans, health insurance arrangements and economic value added programmes. Seller has delivered to Purchaser details of the above arrangements.

     (o) Books and Records. The Books and Records have been regularly kept and maintained in accordance with the practices of Seller.

     (p) Employees. Except as set forth in Schedule 3.1(p), to Seller's knowledge, no executive, key employee or significant group of employees has expressed his, her or their clear intention to terminate his, her or their employment with the Transferred Business within the next twelve months. As of the date hereof, except as set forth in
Schedule 3.1(p) hereto, no Transferred Employee has notified the Seller in writing of his intention to terminate employment with the Division and no termination notice has been given to any Transferred Employee. The Division is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labour practices, or other collective bargaining disputes. To the knowledge of Seller, there is no organizational effort presently made or threatened by or on behalf of any labour union with respect to employees of the Division.

     (r) Permits. The Acquired Permits include all governmental licenses, approvals, permits and authorizations currently required for the ownership or operation of the Acquired Assets or the Transferred Business as now being conducted, the failure to obtain which would have a material adverse effect on the Acquired Assets or the Transferred
Business. All such governmental licenses and permits are valid and in full force and effect; Seller has not received any written notice that any appropriate authority has revoked, suspended or terminated, or intends to revoke, suspend or terminate, any of such governmental licenses and permits, and all such governmental licenses and permits are held in the name of Seller or a subsidiary thereof.

     (s) Fees. Except for CS First Boston Corporation, whose fees will be paid by Milacron, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

     (t) Acquired Assets. Except as stated herein, the Acquired Assets transferred by Seller on the Closing Date to Purchaser (including without limitation the Acquired Contracts, Acquired Permits, Acquired Intellectual Property and Acquired Know-How) shall be sufficient to operate the Transferred Business in all material respects as it is currently being conducted.

     (u) No Undisclosed Material Liabilities. To the knowledge of Seller, there are no liabilities of the Transferred Business of any kind other than (i) liabilities provided for in the Balance Sheet,
(ii) liabilities disclosed in the Schedules hereto, including Schedule 3.1(u), (iii) liabilities incurred in the ordinary course of the Transferred Business since December 31, 1994, and (iv) other liabilities which, individually or in the aggregate, are not material to the Transferred Business.

     (v) No Other Representations. Except for the representations and warranties expressly set forth in this Agreement, the US Agreement and the Ancillary Agreements thereto neither Seller nor any other Person makes any express or implied representation or warranty on behalf of Seller.

     (w) Seller's Defined Benefit Plan. In relation to the Seller's Defined Benefit Plan

     (i)  Full material particulars of Seller's Defined
     Benefit Plan have been Disclosed.

     (ii) In relation to the Active Members (as defined in Appendix 5.4 and (where appropriate) Transferred
     Employees:

          (a) so far as the Seller is aware the Seller's Defined
          Benefit Plan complies, and has at all times complied with, all applicable legislation relative to occupational pension schemes and has been operated in accordance with the requirements of both the Pension Schemes Office and Occupational Pensions Board;

          (b) the Active Members are Contracted-Out of the State
          Earnings Related Pension Scheme in accordance with the provisions of the Pension Schemes Act 1993;

          (c) Seller's Defined Benefit Plan is exempt approved under Chapter I of Part XIV of the Taxes Act for the purposes of the Pensions Schemes Office of the Inland Revenue and so far as the Seller is aware there is no reason why such approval should be withdrawn;

          (d) there are no actions, suits or claims pending or threatened by any of the Active Members of Transferred
          Employees and so far as the Seller is aware there is no fact or circumstances likely to give rise to any such proceedings;

          (e) no undertakings or assurances have been given or implied to the Transferring Employees or Active Employees as to the introduction, continuance, increase or improvement of any retirement, death or disability benefits (whether or not there is any legal obligation to do so);

          (f) no discretion has been exercised under Seller's Defined Benefit Plan to provide a benefit which would not otherwise already by provided thereunder and no power to augment or provide new benefits has been exercised;

          (g) all lump sum benefits payable on the death of an Active Member whilst in employment (other than a return of his own contributions and contributions paid in respect of him) are fully insured and each Active Member has been covered for such insurance at normal rates and on normal terms for persons in good health;

          (h) save for Seller's Defined Benefit Plan, Seller is not a party to or contributing to any retirement benefits pension or life assurance scheme or arrangement or fund or personal pension scheme relating to any of the Transferred Employees or under any legal or ex-gratia obligation to provide any retirement, death or disability pension or payment to or in respect of any such Transferred Employee or person connected therewith. No proposal has been announced to establish or contribute to any other such scheme or fund;

          (i) there are no pending claims for incapacity or ill-health pensions and there are no current disputes concerning such benefits;

          (j) all contributions due to the trustees of Seller's
          Defined Benefit Plan have been paid;

          (k) with the exception of Mrs. C. Carstairs (from whom no application to join Seller's Defined Benefit Plan has been received) none of the Transferred Employees are part-timers who have been denied access to Seller's Defined Benefit Plan;

          (l) Seller's Defined Benefit Plan has been registered with the Registrar of Pension Schemes.

     SECTION 3.2. Representations and Warranties of Purchaser.
Purchaser hereby represents and warrants to Seller as follows:

     (a) Organization, Standing and Power. Purchaser is a Company duly incorporated and existing under the Companies Acts and has the requisite corporate power and authority to carry on its business as now being conducted.

     (b) Authority. Purchaser has all corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and do not and will not require the approval of the stockholders of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any law, judgment, order, decree, statute, ordinance, rule and regulation applicable to Purchaser, (ii) conflict with any provision of its Memorandum and Articles of Association, (iii) except as set forth on Schedule 3.2(b), conflict with any material
Contract to which it is a party or by which it or any of its property is bound or (iv) require any material consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or any other Person, except as otherwise set forth on
Schedule 3.2(b).

     (c) Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

     (d) Actions and Proceedings, etc. There are no (i) outstanding judgements, orders, injunctions or decrees or any court or Governmental Entity or arbitration tribunal against or affecting Purchaser or any of its affiliates, (ii) lawsuits, actions or proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its affiliates, or (iii) investigations by any Governmental Entity which are, to the knowledge of Purchaser, pending or threatened against or affecting Purchaser or any of its affiliates, and which, in the case of each of clauses (i),
(ii) and (iii), have or could have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

     (e) No Other Representations. Except for the representations and warranties expressly set forth in this Agreement, the US Agreement and the Ancillary Agreement thereto neither Purchaser nor any other Person makes any express or implied representation or warranty on behalf of Purchaser.


                              ARTICLE IV

                               Covenants

     SECTION 4.1. Conduct of Transferred Business. From and after the date of this Agreement and until the Closing, except as expressly provided in this Agreement or as Purchaser shall otherwise reasonably agree, Seller will (i) conduct the Transferred Business (including the maintenance of inventory levels) in the ordinary course of business consistent in all material respects with recent past practice; (ii) maintain and repair the Acquired Assets in substantially the same manner as they are currently maintained and repaired; (iii) not knowingly harm the reputation or goodwill of the Transferred Business or the condition of the Acquired Assets; (iv) use reasonable efforts to refrain from taking or omitting to take any action in a manner that would render Seller's representations and warranties under this Agreement inaccurate as of the Closing or that would prevent the consummation of the transactions contemplated hereby; (v) not grant any increases in direct or indirect termination to any Transferred Employee other than changes in termination in the ordinary course of business; not enter into any material transaction or incur any material liability other than in the ordinary course of business; (vi) not encumber or permit to be encumbered any of the Acquired Assets other than with Permitted Liens; (vii) not amend, alter or modify any material provision of any of the Acquired Contracts other than in the ordinary course of business; (viii) keep all insurance policies with respect to the Transferred Business in effect, with all premiums paid to the Closing Date; (ix) use its reasonable efforts to keep available the services of the Transferred Employees and preserve the Transferred Business's relationships with suppliers, customers and others having business dealings with the Transferred Business; and (x) not sell, lease, license or otherwise dispose of any Acquired Assets except (A) pursuant to existing contracts and commitments or (B) in the ordinary course of business consistent in all material respect with recent past practice. If at any time during such period Seller becomes aware of any material adverse change in the business, assets, financial condition or results of operations of the Transferred Business, Seller shall promptly notify Purchaser with respect thereto.

     SECTION 4.2. Access to Information. Seller shall afford to Purchaser and its accountants, counsel and other representatives reasonable access upon reasonable written notice during normal business hours during the period prior to the Closing to all the properties, books, contracts, commitments, Tax Returns and records of the Transferred Business, and, during such period shall furnish promptly to Purchaser any information concerning the Transferred Business as Purchaser may reasonably request.

     SECTION 4.3. Confidentiality. (a) Each of Purchaser and Seller shall hold in confidence and shall not disclose to any third party (other than to its directors, officers, those employees who have a need to know and its outside advisors), without the written consent of the other party, all information disclosed with respect to the contemplated transaction relating to the other party and the Transferred Business, including, without limitation, information concerning the operation of the Transferred Business and related commercial, financial and technical data, whether disclosed orally or in writing, including any summaries or analyses of such information prepared by or for Purchaser. Purchaser's or Seller's obligations in respect of confidential information shall not apply to information (i) which becomes generally available to the public other than as a result of disclosure by such party, (ii) was known to by such party prior to its disclosure hereunder (iii) is rightly received by such party from a third party free of any confidentiality obligations (iv) is required to be disclosed in connection with the securing of any governmental approval necessary for the performance by such party of its obligations hereunder or (v) is required to be disclosed for the purpose of complying with governmental regulations or (vi) is independently developed by such party's employees who do not have access to such information.

     (b) In the event of any termination of this Agreement, for a period of seven years from such termination, each of Purchaser and Seller (i) shall treat as confidential and shall not disclose or use, directly or indirectly, for its benefit or otherwise, in any manner whatsoever, or permit any of its affiliates or officers, directors, employees, representatives or others under its control to disclose, or to use, any information concerning the other party or the Transferred Business (in the case of the Purchaser) unless such information is acquired or required to be disclosed as described in clause (i) through (iv) in clause (a) above and shall promptly return to the other party (or destroy with a certificate of destruction) all written information and documents received from such party, its accountants or counsel in connection with the transactions contemplated by this Agreement, including all copies thereof, and all analyses, memoranda, charts or other information prepared by such party or any of its affiliates using any of such written information and documents, including all copies thereof (including computer disks or tapes or other storage media if applicable). The provisions of this Section shall survive any termination of this Agreement.

     SECTION 4.4. Legal Requirements. Each of Purchaser and Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it or any of its Subsidiaries with respect to the Closing and will promptly cooperate with and furnish information to each other and to other parties in connection with any such legal requirements.

     SECTION 4.5. Noncompetition. (a) Seller agrees that for a period of five years from the Closing Date, neither it nor any of its Subsidiaries shall engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as shareholders in any company or partnership anywhere in the world, in the business of manufacturing or selling to third parties any products manufactured or sold by the Division on or prior to the Closing Date (other than with respect to Electronic Controls assembled on Machines sold by Seller); provided that nothing herein shall prohibit (i) the acquisition by Seller or any of its Subsidiaries of a diversified company having not more than (x) 10% of its sales (based on its latest published annual audited financial statements) attributable to any business that competes with the Transferred Business or (y) $5,000,000 in annual sales to third parties in such competing business, (ii) the exercise of Seller's rights (if any) under the Electronic Controls Supply Agreement, (iii) the sale by Seller of Excluded Inventory to third parties and (iv) the sale by Seller to third parties of service parts for products manufactured or sold by the Division.

     (b) It is the intention of the parties that if any of the restrictions or covenants contained herein held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.5 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Purchaser would be irreparably harmed by any breach of this Section 4.5 and that there would be no adequate remedy at law or in damages to compensate Purchaser for any such breach.

     SECTION 4.6. Agreement Regarding Non-Assignable Contracts. If any Acquired Contract (i) is not assignable without the consent of any party thereto, (ii) may by its terms be terminated or cancelled upon assignment or (iii) is not by its terms assignable, Seller and Purchaser agree to use their reasonable efforts to obtain the consent of any required parties thereto to effect such assignment. If such assignment may not be so effected, each of the parties agrees to cooperate with the other in any reasonable arrangement designed to enable Seller to perform for the account of Purchaser its obligations under, and to provide Purchaser the benefits of, and to cause Purchaser to bear all the burdens and liabilities under, any such agreements, including enforcement at the cost, and for the account of, Purchaser, of any and all rights of Seller against the other party arising out of the breach or cancellation thereof by such other party or otherwise.

     SECTION 4.7. Stamp Duty. Seller shall bear and pay all stamp duty of and in respect of the transfer of the Acquired Assets pursuant to this Agreement.

     SECTION 4.8. Use of Names. Except as set forth in Section 4.14, Purchaser agrees that neither it nor any of its affiliates nor any of their respective successors and assigns shall at any time use the names "Milacron", "Cincinnati Milacron" or "CAMAC", or any variation thereof or combination that includes either such name, or any Trade
Names or Trademarks relating thereto, or any acronym or abbreviation thereof (collectively, the "Seller's Names").
Within 60 days of the Closing Date, with respect to all Acquired Inventory constituting Acquired Assets on which
Seller's Names are marked, affixed or otherwise used, Purchaser shall rename or obliterate or permanently sticker over Seller's Names on Acquired Inventory or appropriately make or otherwise alter or modify Acquired Inventory in accordance with the first sentence of this Section 4.8.

     SECTION 4.9. Insurance. From and after the Closing, Purchaser shall secure insurance with respect to the Transferred Business covering general liability and product liability in amounts consistent with its normal and customary practice.

     SECTION 4.10. Financial Information. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Transferred Business) and assistance relating to the Transferred Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Return or other returns, reports or forms or the defense of any Tax claim or assessment and will provide the other party with such audited financial statement and other financial information for past periods as such other party reasonably deems necessary for compliance with disclosure requirements of the relevant legislation or under GAAP; provided, however, that the party requesting such financial statements shall pay for the auditing of such financial statements if such auditing is necessary solely by reason of such party's request. In the case of Purchaser, such assistance shall include cooperation in responding to audit reports made by taxing authorities to Seller regarding the Transferred Business and, at Seller's request, participation in audits of Seller relating to the Transferred Business. Purchaser shall retain the books and records included in the Acquired Assets for a period of seven years after the Closing. After the end of such seven- year period, before disposing of such books or records, Seller may within 60 days prior to the end of such period, request upon written notice to Purchaser to recover such books and records at Seller's cost and expense, whereupon
Purchaser shall allow Seller the opportunity to remove and retain all or any part of such books or records as Seller may select at such time that such books and records would otherwise be disposed of by Purchaser.

     SECTION 4.11. Further Assurances; Cooperation After Closing. (a) Seller will use its reasonable efforts to facilitate and effect the implementation of the transfer of such Acquired Assets to Purchaser and, for such purpose but without limitation, Seller promptly will at and after the Closing execute and deliver to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary for such purpose.

     (b) In the event that after the Closing, Seller becomes aware that any Acquired Assets were not transferred to Purchaser by Seller at the Closing, Seller shall promptly notify Purchaser to that effect and shall reasonably cooperate with Purchaser to transfer such Acquired Assets to Purchaser. In the event that after the Closing, Purchaser becomes aware that any assets that are not Acquired Assets were transferred to Purchaser at the Closing, Purchaser shall promptly notify Seller to that effect and shall reasonably cooperate with Seller to transfer such assets to Seller.

     (c) In the event and for so long as any party hereto is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, law, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Division, the other party will reasonably cooperate with contesting or defending party and its counsel in the contest or defense, all at the sole cost and expenses of the contesting or defending party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

     SECTION 4.12. Certain Understandings. Purchaser acknowledges that neither Seller, its Subsidiaries nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Transferred Business not included in this Agreement or the Schedules hereto, and neither Seller, its Subsidiaries nor any other Person will be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser's use of, any such information. Purchaser acknowledges that, should the Closing occur, Purchaser will acquire the Acquired Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an "as is" condition and on a "where is" basis, except as otherwise expressly represented or warranted herein.

     SECTION 4.13. Supplies. Purchaser shall not use stationery, purchase order forms, signage, invoices, receipts, or advertising and promotional materials, training and service literature and materials that state or otherwise indicate thereon that the Transferred Business or any part thereof is a division or unit of Seller, except that Purchaser may use such materials in the ordinary course of the Transferred Business for a period of 90 days after the Closing, provided that such materials clearly indicate that the Transferred Business has been sold to Purchaser and is independent of Seller.

     SECTION 4.14. Books and Records. Seller shall, upon written notice and during normal business hours, furnish to Purchaser and its representatives, access to the Excluded Books and Records and Purchaser may, with Seller's consent (which consent shall not be unreasonably withheld), make photocopies thereof.

     SECTION 4.15. Warranty Claims. Purchaser shall provide to Seller, upon Seller's request, service for all products shipped by Seller prior to the Closing which is required based on a warranty claim for such product, and Seller shall pay Purchaser at Purchaser's direct cost (materials and labour) for such services rendered.

     SECTION 4.16. Environmental. Purchaser shall not undertake any investigation of environmental conditions or conduct any testing of soil or subsurface conditions, including groundwater, at the Scheduled Real Property except: (i) as required to do so by a Governmental Entity (ii) as part of a response to a spill or release of a hazardous Substance caused by Purchaser after the Closing Date (iii) in the ordinary course of Purchaser's environmental and industrial hygiene audits and reviews consistent with Purchaser's audit and review programs,
(iv) as requested by a bona-fide potential purchaser of the Scheduled Real Property, or a portion thereof, from the Purchaser after the Closing Date and (v) as based on Purchaser's reasonable good faith belief that there exists a violation of Environmental Laws on such Scheduled Real
Property; provided that in the case of Section 4.16(c)(iv) any such investigation or testing shall be conducted in a manner commensurate with such good faith reasonable belief.

     SECTION 4.17. Nonsolicitation of Employees.

     Purchaser and Seller agree that they will not without the consent of the other party during the five year period following the Closing Date solicit the employment of any of the other party's employees while they are employed by such other party.

     SECTION 4.18. Patent Claim. Seller shall use its reasonable efforts to resolve the Hilpert and Hurco Claims expeditiously. Any settlement of the Hilpert and Hurco Claims by Seller which has an effect on the operation by Purchaser of the Transferred Business shall be in accordance with the provisions of the Supply Agreement. As long as such settlement is in accordance with the provisions of the Supply Agreement, Purchaser shall not bear any liability with respect to royalties payable under a license of the Existing Hilpert and Hurco Rights except to the extent set forth in the Supply Agreement relating to the supply of Hilpert and Hurco Products thereunder.

     SECTION 4.19. Control Application Software. Seller agrees that for a period of one year following the Closing Purchaser shall provide Seller with reasonable access to control application software of Purchaser as required to conduct the Transferred Business, subject to the execution by the parties hereto of a confidentiality agreement relating thereto that is reasonably acceptable to the parties hereof and subject to Purchaser agreeing to use such software solely in the manufacture of electronic controls for Seller.

     SECTION 4.20. Permits. Seller shall take all reasonable efforts to ensure that the Acquired Permits are promptly transferred to Purchaser subject to applicable law.

                               ARTICLE V

             Obligations relating to Transferred Employees

     SECTION 5.1. Employee Benefits. In accordance with the Employment Regulations Purchaser will, save in respect of provisions relating to occupational pension schemes, stock option plans and economic value added programmes maintain for a period of at least two years after the Closing Date without interruption, benefit plans and contractual benefits that are overall no less favourable than those provided to Transferred Employees by Seller on the Closing Date. Notwithstanding the foregoing, for a period of two years after the Closing Date, Purchaser will provide (or cause its Subsidiaries to provide) to each transferred Employee severance pay and severance benefits which are no less favourable than under the severance plans and current practice of Seller prior to the date hereof and notified in writing to the Purchaser as being in effect on the date of this Agreement and summarised in Schedule 3.1(k) under the heading "Redundancy Payments".

     SECTION 5.2. Employees. (a) The parties hereby acknowledge and agree that the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended (the "Employment Regulations") apply to the sale and purchase of the Transferred Business effected by this Agreement and accordingly the contract of employment (excluding provisions relating to occupational pension schemes) of each of the Transferred Employees with Seller shall transfer to Purchaser in accordance with the Employment Regulations with effect from the Closing Date. Seller represents to Purchaser and indemnifies Purchaser accordingly that Seller has up to and including the Closing Date fully discharged all wages, salaries and other benefits of the Transferred Employees and all PAYE tax deductions and National Insurance Contributions relating thereto.

     (b) Purchaser shall be liable for and shall indemnify Seller against all or any claim for redundancy payments, unfair dismissal or other compensation (whether statutory or contractual), salaries, wages, and other benefits, National Insurance Contributions, PAYE tax deductions, damages, costs or expenses which may be made against Seller (or for which Seller may become liable) as a result of:

     (i) anything done by or in relation to Seller on or prior to the Closing Date in respect of the Transferred Employees or any of their contracts of employment at the prior written request of Purchaser; or

     (ii) anything done in respect of the Transferred Employees by or in relation to the Purchaser on or after the Closing Date.

     (c) Seller and Purchaser shall forthwith comply with the information and consultation requirements laid down in Regulation 10 of the Employment Regulations and Purchaser shall forthwith give
Seller such information as it requires in order to comply with Regulation 10(2)(d) of the Employment Regulations.

     (d) Seller shall be liable for and shall indemnify Purchaser against all costs, claims, demands and liabilities of any kind which may be made by or incurred to any Transferred Employee and/or by or to any trade union arising on or prior to the Closing Date including without limitation compensation for failure to inform or consult a representative of a trade union in accordance with Regulation 10(3) of the Employment Regulations or a protective award under Section 189 of the Trade Union and Labour Relations (Consolidation) Act 1992 and against all legal costs and expenses reasonably incurred by Purchaser in settling, contesting or dealing with any such claim.

     (e) Seller shall indemnify Purchaser in respect of all costs claims, liabilities, charges, expenses and awards incurred as a result of any claim and against all legal costs and expenses reasonably incurred by Purchaser in settling, contesting or dealing with any such claim:

     (i) by or in respect of any or all of the Transferred Employees that they are a member of a recognised trade union or that any collective agreement has been transferred to Purchaser; and

     (ii) by any person other than a Transferred Employee that his employment has been transferred to Purchaser including without limitation in relation to the termination of that person's employment;

     SECTION 5.3. Seller's Defined Benefit Plan. The provisions of Appendix 5.4 shall apply in respect of the Seller's Defined Benefit Plan.


                              ARTICLE VI

                         Conditions Precedent

     SECTION 6.1. Conditions to Each Party's Obligation. The obligation of Purchaser and Seller to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereby as of the Closing Date of each of the following conditions:

     (a) Approvals. All material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated hereby shall have been obtained or filed or shall have occurred.

     (b) No Injunctions or Restraints. No injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect or threatened by a governmental agency with a substantial likelihood of success.

     SECTION 6.2. Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereby as of the Closing Date of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except as otherwise contemplated by this Agreement, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

     (b) Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by Seller under this Agreement prior to the

Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

     (c) US Agreement. The actions contemplated under the US Agreement to occur at the closing under that agreement shall occur simultaneously with or prior to the Closing.

     (d) Material Consents. Seller shall have delivered to Purchaser the consents described in Schedule 6.2(d) hereto.

     (e) Other Documents. Seller shall have furnished to Purchaser such other documents relating to Seller's corporate existence and authority (including, without limitation, copies of resolutions of the board of directors of Seller), absence of Liens, and such other matters as Purchaser or its counsel may reasonably request.

     SECTION 6.3. Conditions to the Obligation of Seller. The obligation of Seller to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereby as of the Closing Date of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except as otherwise contemplated by this Agreement, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

     (b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by it under this Agreement prior to the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser of such effect.

     (c) US Agreement. The actions contemplated under the US Agreement to occur at the closing under that agreement shall occur simultaneously with or prior to the Closing.

                              ARTICLE VII

                   Termination, Amendment and Waiver

     SECTION 7.1. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing, (i) by mutual written consent of Seller and Purchaser, (ii) by Seller or Purchaser if the US Agreement is terminated, or (iii) by Seller or Purchaser, if the Closing does not occur on or prior to January 15, 1996; provided, however, that the party seeking termination pursuant to clause (ii) or (iii) above is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

     (b) In the event of termination by Seller or Purchaser pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

     (i) Each of Purchaser and Seller shall promptly return (or destroy with a certificate of destruction) to the other party all documents and other material received from the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

     (ii) all confidential information received by Purchaser or Seller with respect to the businesses of the other party shall be treated in accordance with Section 4.3 hereto, which shall remain in full force and effect notwithstanding the termination of this Agreement.

     (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 4.3 relating to the obligation of Purchaser and Seller to keep confidential certain information and data obtained by it from Seller, (ii) this Section 7.1, (iii) Section 9.10 relating to publicity and (iv) Section 9.11 regarding certain expenses. Nothing in this Section 7.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

     SECTION 7.2. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Purchaser or Seller may, by an instrument in writing signed on behalf of such party, waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.


                             ARTICLE VIII

                            Indemnification

     SECTION 8.1. Indemnification by Seller. Seller hereby agrees to indemnify Purchaser and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense, and including reasonable legal fees and expenses; (individually a "Loss" and collectively "Losses"), as incurred (Payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any Excluded Liabilities or any breach of any covenant, obligation, agreement or representation or warranty of Seller contained in this Agreement; provided, however, that Seller shall not have any liability under this Section 8.1 with respect to any breach of a representation or warranty under Article III hereof, other than representations and warranties contained in Sections 3.1(a) and 3.1(b) except to the extent that the aggregate of all such Losses (outside of Losses payable under Section 8.3) exceeds $250,000, and then only to the extent of such excess; and provided further, however, that the total indemnification to be paid by Seller (outside of Losses payable under Section 8.3) under or in respect of any breach of a representation or warranty contained in this Agreement under Article III hereof, other than representations and warranties contained in Section 3.1(a) and 3.1(b), shall not in any event exceed $5,000,000.

     Purchaser acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this

Article VIII. In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller arising at common law or under any statute, law, ordinance, rule or regulation.

     SECTION 8.2. Indemnification by Purchaser. Purchaser hereby agrees to indemnify Seller and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from any Loss, as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any Assumed Liabilities or any breach of any covenant, obligation, agreement or representation or warranty of Purchaser contained in this Agreement provided, however, that Purchaser shall not have any liability under this Section 8.2 with respect to any breach of a representation or warranty under Article III hereof, other than representations and warranties contained in Sections 3.2(a) and 3.2(b), except to the extent that the aggregate of all such Losses exceeds $250,000 and then only to the extent of such excess; and provided further however, that the total indemnification to be paid by Purchaser under or in respect of any breach of a representation or warranty contained in this Agreement under Article III hereof, other than representations and warranties contained in Section 3.2(a) and 3.2(b), shall not in any event exceed $5,000,000.

     Seller acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, Seller hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Purchaser arising at common law or under any statute, law, ordinance, rule or regulation.

     SECTION 8.3. Environmental Indemnification. (a) Subject to the provisions of Section 4.16 and the further provisions of this Section 8.3, Seller agrees to indemnify and hold harmless Purchaser and its affiliates and their respective officers, directors, employees, shareholders, agents and representatives, from any and all Environmental Liabilities, whenever asserted or incurred, arising out of or relating to (i) any condition existing on the Scheduled Real Property as of or prior to the Closing Date and (ii) Hazardous Substances generated at the Scheduled Real Property but disposed of outside the Scheduled Real Property prior to the Closing Date (collectively, "Environmental Claims"). "Environmental Liabilities" means all liabilities, obligations (including obligations to respond to, investigate and remediate conditions caused by any Hazardous Substances) responsibilities, losses, damages, deficiencies, punitive damages, and other damages, fines, penalties, costs, expenses (including reasonable attorney's fees) interest, bonds, security or other financial assurance, resulting from any claim or demand under the authority of or based upon any Environmental Law.

     (b) Seller shall not be required to indemnify Purchaser or any other Person under Section 8.3(a) until the aggregate of all amounts paid by Purchaser or Trinova for which indemnity would otherwise be due under such Section or the corresponding Section of the US Agreement exceeds $1,000,000 and then only to the extent of such excess; provided, however, that Seller shall not be required to indemnify Purchaser under Section 8.3(a) for any Environmental Liabilities incurred in connection with a breach by Purchaser of the covenant in Section 4.16 or the corresponding Section of the US Agreement.

     (c) Neither Purchaser nor any other Person shall be entitled to make any claim for indemnification under Section 8.3(a) after the fifth anniversary of the Closing Date; provided, however, that any such matter as to which a claim has been asserted by notice to Seller that is pending or unresolved on the last date for which a claim for indemnification may be made shall continue to be covered by this Section until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

     (d) Purchaser shall indemnify and hold harmless Seller and its affiliates and their respective officers, directors, employees, shareholders, agents and representatives from any Environmental Claim with respect to which Seller is not obligated to indemnify Purchaser as a result of the operation of Section 8.3(b).

     SECTION 8.3. Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts recovered by the Person indemnified pursuant to this Article VIII (the "Indemnified Party") under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the payment of any such Loss. Any indemnification payment hereunder shall initially be made
(i) in the case of net Tax costs or benefits, without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit, and (ii) in the case of insurance amounts not yet recovered, without taking into account such unrecovered insurance amounts, with a future payment to be made by the Indemnified Party to the Indemnifying Party upon the recovery of, and in the amount of, any such insurance amounts. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax cost or net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt of the indemnity payment or the payment of such Loss.

     SECTION 8.4. Indemnification Procedures. With respect to third party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section
8.4. In the event that any written claim or demand for which Seller or Purchaser as the case may be (an "Indemnifying Party"), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). The Indemnifying Party shall have 45 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense; provided, however, that the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any Claim without the prior written consent of the Indemnified Party if as a result thereof the Indemnified Party could become subject to injunctive or other equitable relief or the business of the Indemnified Party could be materially adversely affected in any nonmonetary manner. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party. The assumption of the defense or the settlement or other disposal of any claim by the Indemnifying Party shall not prejudice in any way the right of such Indemnifying Party to challenge and defend against the Indemnified Party's assertion of a right to indemnification under this Agreement. If the Indemnifying Party elects not be defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder.

To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement on any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its reasonable efforts in the defense of all such claims.

     SECTION 8.6. Adjustment to Purchase Price. Seller and Purchaser shall treat any indemnity payment under this Agreement as an adjustment to the Purchase Price for Tax purposes unless a final determination with respect to the Indemnified Party causes any such payment not to be treated as an adjustment to the Purchase Price for tax purposes.


                              ARTICLE IX

                          General Provisions

     SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:

     (a) if to Purchaser, to:

     Trinova Limited
     P.O. Box 4
     New Lane
     Havant
     Hampshire
     PO9 2WB
     Attention of Peter Hine

     with copies to:

     Nabarro Nathanson ("Purchaser's Solicitors")
     50 Stratton Street
     London W1X 6NX
     Tel:  0171 493 9933
     Fax:  0171 629 7900
     Attention of Mark Saunders

     Trinova Corporation
     3000 Strayer
     Maumee, Ohio 43537-0050
     Phone:  (419) 867-2340
     Fax:  (419) 867-2209
     Attention of James E. Kline, Esq.

     Shumaker, Loop & Kendrick
     North Courthouse Square
     1000 Jackson
     Toledo, Ohio 43624
     Phone:  (419) 241-9000
     Fax:  (419) 241-6894
     Attention of Lyman F. Spitzer, Esq.

     (b) if to Seller, to:

     Cincinnati Milacron U.K. Limited
     P.O. Box 505, Kingsbury Road,
     Birmingham B24 OQU England
     Phone:  0121 351 3821
     Fax:  0121 351 7891
     Attention of Roy Smith

     with copies to:

     Cincinnati Milacron Inc.
     4701 Marburg Avenue
     Cincinnati, Ohio 45209
     Phone:  (513) 841-8287
     Fax:  (513) 841-7166
     Attention of Wayne F. Taylor, Esq.

     Cravath, Swaine & Moore
     Worldwide Plaza
     825 Eighth Avenue
     New York, NY 10019-7475
     Phone:  (212) 474-1000
     Fax:  (212) 474-3700
     Attention of James M. Edwards, Esq.

     Wragge & Co ("Seller's Solicitors")
     55 Colmore Row,
     Birmingham
     B3 2AS England
     Phone:  (0)121 233 1000
     Fax:  (0)121 214 1099
     Attention of Stephen J. Braithwaite Esq.

Each of notice, request or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service or
(iii) by telefax, receipt confirmed. Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9.1 (or in accordance with the latest unrevoked written direction from such party) and (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 9.1 (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received.

     SECTION 9.2. Interpretation. (a) When a reference is made in this Agreement to a Section, Appendix, Schedule or Exhibit, such reference shall be to a Section, Appendix, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All accounting terms not defined in this Agreement or in the notes to the Financial Statements shall have their meanings under GAAP.

     (b) When a reference is made in this Agreement "to the knowledge of Seller" or "to Seller's Knowledge" or "to the knowledge of Purchaser" or "to Purchaser's Knowledge" such reference shall mean to the knowledge of certain employees of Seller or Purchaser, as the case may be, listed on Schedule 9.2 after reasonable inquiry of persons under their supervision whom they believe will have relevant knowledge.

     SECTION 9.3. Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall pursuant to Section 8.1 survive for a period of 24 months from the Closing Date provided however, that the representations and warranties under Sections 3.1(a), 3.1(b), 3.1(f) and 3.1(g) (but Sections 3.1(f) and 3.1(g) only with respect to title) shall survive the Closing with no expiration date. This Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

     SECTION 9.4. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

     SECTION 9.6. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 9.8. Consent to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the non- exclusive jurisdiction of the High Court of Justice in England, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

     SECTION 9.9. Schedules. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for purposes of this Agreement.

     SECTION 9.10. Publicity. So long as this Agreement is in effect, neither Seller nor Purchaser shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or withdrawn, except as may be required by law or the regulations of any securities exchange. Any party hereto that is required to make a public announcement shall promptly notify the other party hereto and shall allow the other party hereto to comment on the text of such announcement.

     SECTION 9.11. Expenses. Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

     SECTION 9.12. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that any party may assign all its rights and obligations to the assignee of all or substantially all of the assets of such party or of a division or business unit of such party, provided that such party shall in no event be released from its obligations hereunder without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and enforceable by the parties and their respective successors and assigns.

     SECTION 9.13. Restrictive Trade Practices Act 1976 ("RTPA"). This Agreement and any arrangement of which it forms part and all the rights and obligations of the parties under it will become effective on the date of this Agreement except that should this Agreement or any such arrangement be subject to registration under the RTPA then the provisions which render it registrable will not come into effect until the day after the date on which a copy and particulars of this Agreement or any arrangement of which it forms part are furnished to the Director General of Fair Trading for registration under the RTPA.

     SECTION 9.14. Transitional Services Agreement. The parties agree that as soon as practicable following the date hereof, the parties hereto shall enter into a transitional services agreement for transitional services that are reasonable and customary for this type of transaction, which services shall be provided by Seller to Purchaser.

     AS WITNESS, this Agreement has been signed by the duly authorised representatives of SELLER and PURCHASER the date first written above.

                                   CINCINNATI MILACRON U.K.
                                   LIMITED,

                                   by
                                     ----------------------------
                                     Name:
                                     Title:


                                   TRINOVA LIMITED,

                                   by
                                     ----------------------------
                                     Name:
                                     Title:

                              Appendix A

     As used in the Agreement, the following terms shall have the following meanings:

     "Account Designation Notice" shall have the meaning set forth in
Section 1.5.

     "Accounts Receivable" shall mean all book debts, prepayments and other accounts receivable of Seller on the Closing Date that primarily relate to or arise primarily out of operations of the Transferred Business other than accounts receivable from Seller or its affiliates.

     "Acquired Assets" shall have the meaning set forth in Section
1.2(a).

     "Acquired Books and Records" shall mean all books and records of the Transferred Business located at the Scheduled Real Property.

     "Acquired Contracts" shall mean all Contracts to which Seller is a party or by which Seller is bound that primarily relate to, arise primarily out of or are used primarily in connection with the Transferred Business.

     "Acquired Intellectual Property" shall mean all Intellectual
Property owned by Seller that primarily relates, arises primarily out of or is used primarily in connection with the operations of the Transferred Business.

     "Acquired Inventory" shall mean Inventory on the Closing Date other than Excluded Inventory.

     "Acquired Know-how" shall mean all Know-how owned by Seller that primarily relates to, arises primarily out of or is used primarily in connection with the operations of the Transferred Business.

     "Acquired Permits" shall mean all Permits owned by Seller that primarily relate to, arise primarily out of or are used primarily in connection with the operations of the Transferred Business.

     An "affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. "Control" shall have the meaning given to it by Section 840 of the Taxes Act.

     "agreed form" shall mean in respect of any document, the form of that document agreed by (and for the purpose of identification signed by or on behalf of) the parties.

     "Agreement" shall mean this Asset Purchase Agreement dated as of December 15, 1995, between Seller and Purchaser, including the
Schedules, Exhibits and the Appendices hereto, as it may be amended from time to time.

     "Assumed Liabilities" shall have the meaning set forth in Section
1.4(a).

     "Balance Sheet" shall have the meaning set forth in Section
3.1(c) hereto.

     "Base Net Asset Value" shall mean the difference between (x) the total assets shown on the Projected Balance Sheet and (y) the total liabilities shown on the Projected Balance Sheet, excluding any deferred tax assets and deferred tax liabilities.

     "Biggleswade Plant" shall mean Seller's plant situated in Units 1 and 2, Eldon Way, Biggleswade SG18 8NH, England, utilized for the sale and repair of Electronic Controls and the manufacture of electrical assemblies and electrical subassemblies.

     "Books and Records" shall mean all books, ledgers, files, invoices, customers' and suppliers' lists and operating records related to or used in connection with the Transferred Business (other than VAT records and other books and records which the Seller is required by law to retain).

     "Claim Notice" shall have the meaning set forth in Section 8.5.

     "Closing" shall have the meaning set forth in Section 2.1.

     "Closing Date" shall mean the date of the Closing.

     "Closing Date Balance Sheet" shall mean the asset and liability statement prepared, or caused to be prepared, by Seller in accordance with Section 1.7(b) hereof.

     "Closing Date Net Asset Value" shall mean the difference between
(x) the total assets shown on the Closing Date Balance Sheet properly prepared in accordance with Section 1.7 and (y) the total liabilities shown on such Closing Date Balance Sheet, excluding any deferred tax assets and deferred tax liabilities.

     "Companies Acts" shall mean the Companies Acts 1948 to 1989.

     "Contracts" shall mean all contracts, leases, indentures, agreements, commitments and all other legally binding arrangements, whether oral or written.

     The "CPA Firm" shall mean Arthur Andersen, LLP. or such other firm of independent chartered accountants as to which Seller and Purchaser shall mutually agree.

     "Division" shall mean the Electronic Systems Division of Seller which carries on business at and from the Biggleswade Plant.

     "Electronic Controls" shall mean electronic computer controls and associated Division developed software for such electronic computer controls.

     "Employment Regulations" shall have the meaning set forth in
Section 5.3.

     "Environmental Laws" means any applicable laws, statutes, regulations, orders or decrees issued, promulgated or entered into by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the production, use, storage, labelling, transportation management or disposal of Hazardous
Substances or the risks to employees arising therefrom.

     "Environmental Liabilities" shall have the meaning set forth in
Section 8.3.

     "Environmental Permits" means all permits, licenses or authorizations from any Governmental Entity required under

Environmental Laws for the operation of the Transferred Business.

     "Equipment" shall mean all machinery, plant, equipment, vehicles, loose tools, patterns, jigs, furniture, fixtures, and fittings (other than landlord's fixtures and fittings) of Seller, other than Excluded Assets, that primarily relate to, arise primarily out of or are used primarily in connection with the Transferred Business.

     "Excluded Assets" shall have the meaning set forth in Section
1.2(b).

     "Excluded Books and Records" shall mean all Books and Records not primarily related to the Transferred Business.

     "Excluded Inventory" shall mean (a) all Inventory not reflected on the books and records of the Division on the Closing Date, (b) the Free Issue Inventory and (c) Service Parts.

     "Excluded Liabilities" shall have the meaning set forth in
Section 1.4(b).

     "Excluded Tax Liabilities" shall mean all obligations or liabilities of Seller for (A) Taxes attributable to the Transferred Business for taxable periods ending on or before the Closing Date or related to any income or gain from the transactions contemplated by this Agreement or any deferred gain on any intercompany transactions and (B) Taxes attributable to the Transferred Business for the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date (in each case, other than the Real Property Tax Liabilities). For the purposes of calculating the amount of Taxes described in clause (B) of the preceding sentence, the Tax Liabilities attributable to any such portion shall be (i) in the case of any personal and intangible property Tax, the amount of any such Tax for the entire taxable period multiplied by a fraction, the denominator of which is the number of days during such taxable period and the numerator of which is the number of days in such portion and
(ii) in the case of any other Tax (other than a Real Property Tax Liability), the amount of such Tax attributable to the activities of the Transferred Business occurring on or before the Closing Date.








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                                                                       58





     "Free Issue Inventory" shall mean the parts, components and other material and the copyright in drawings provided by MT Division to Division and all other free issue materials of a similar nature provided to Division by its customers.

     "GAAP" shall mean United Kingdom generally accepted accounting principles.

     "Goodwill" shall mean the goodwill and connection of the Transferred Business including the exclusive right of Purchaser to carry on the Transferred Business in succession to Seller.

     "Governmental Entity" shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

     "Hazardous Substances" means all hazardous or toxic substances, wastes or chemicals, petroleum (including petroleum crude oil or any fraction or by-product thereof) regulated pursuant to any Environmental Law.

     "Hilpert and Hurco Claims" shall have the meaning set forth in
Section 1.4(b)(xi).

     "Indemnified Party" shall have the meaning set forth in Section 8.4.

     "Indemnifying Party" shall have the meaning set forth in Section 8.5.

     "Intellectual Property" shall mean the (i) Patents, (ii)
Trademarks, (iii) Trade Names, (iv) copyrights (other than the copyright in the drawings referred to in the definition of "Free Issue Inventory"), (v) service marks, (vi) shop rights, and (vii) license rights.

     "Inventory" means all raw materials, work in process, finished goods, supplies, parts and other inventories held by Seller or any of its affiliates at any location primarily related to the Transferred Business.

     "Know-how" shall mean all trade secrets, know-how (including product know-how and use and application know- how), formulas, processes, product designs, specifications, quality control procedures, manufacturing, engineering and other drawings, technology, technical information, safety







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                                                                       59





information, lab journals, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.

     "Lien" shall mean any mortgage, claim, charge, lien, security interest, easements, rights-of-way, pledges or other encumbrance.

     "Loss" shall have the meaning set forth in Section 8.1.

     "Machines" shall mean plastics machinery and machine tools.

     "Material Contract" shall mean (A) the Contracts listed on
Schedule 3.1(k)(1) and (B) the Contracts listed on Schedule 3.1(k)(2) that involve an amount in excess of $150,000.

     "Material Know-how" shall have the meaning set forth in Section 3.1(i).

     "Milacron" shall mean Cincinnati Milacron Inc., a Delaware corporation and the parent corporation of Seller.

     "Milacron Group" shall mean Milacron and its subsidiaries and subsidiary undertakings whether direct or indirect.

     "MT Division" shall mean the Machine Tools Division of Seller which carries on business at and from Kingsbury Road, Birmingham, England.

     "Notice Period" shall have the meaning set forth in Section 8.5.

     "Patents" shall mean patents (including all reissues, reexaminations, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed and all other patent rights described in Schedule 3.1(i)(I).

     "Permits" shall mean all permits, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies.








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                                                                       60





     "Permitted Liens" shall have the meaning set forth in
Section 3.1(f).

     "Person" shall mean any individual, corporation, partnership, joint venture, trust, business association, organization, Governmental Entity or other entity.

     "Projected Balance Sheet" shall have the meaning set forth in
Section 1.7(a) hereof.

     "Property" shall have the meaning set forth in Section 3.1(g).

     "Purchase Price" shall have the meaning set forth in Section 1.5.

     "Purchase Price Adjustment Amount" shall have the meaning set forth in Section 1.7(e).

     "Purchaser" shall have the meaning set forth in the heading of the Agreement.

     "Purchaser's Objection" shall have the meaning set forth in
Section 1.7(c).

     "Real Property Tax Liabilities" shall mean the UK equivalent of all US obligations or liabilities for real property taxes attributable to the Scheduled Real Property for all taxable periods.

     "Scheduled Real Property" shall mean the leasehold interest in real property of Seller listed in Schedule 3.1(g), together with its right, title and interest in all buildings, improvements, fixtures and all other appurtenances thereto.

     "Seller" shall have the meaning set forth in the heading of the Agreement.

     "Seller's Defined Benefit Plan" shall mean the Cincinnati
Milacron Pension Plan currently governed by a Definitive Deed and Rules dated 14th February 1994 (as amended).

     "Seller's Names" shall have the meaning set forth in Section 4.8.








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                                                                       61





     "Service Parts" shall have the meaning set forth in Section 4.5.

     "Subsidiary" shall have the meaning given to it by Section 736 of the Companies Act 1985.

     "Supply Agreement" shall mean the Electronic Control Supply
Agreement dated as of 15th December 1995 between Milacron and Trinova whereby Trinova will supply products and services to Milacron.

     "Tax" or "Taxes" shall mean all forms of taxation, charges, duties, imposts, rates, levies and governmental charges (whether national or local) in the nature of taxation whatsoever and whensoever created, enacted or imposed and whether of the United Kingdom or elsewhere (including VAT, Income Tax payable under the PAYE system and National Insurance Contributions) together with all fines, penalties, interest charges and surcharges connected therewith.

     "Tax Claims" shall mean all rights to claims available to, or being pursued by, Seller for (A) refunds of Taxes attributable to the Transferred Business for taxable periods ending on or before the Closing Date and (B) refunds of Taxes attributable to the Transferred Business for the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date. For purposes of calculating the amount of refunds of Taxes described in clause (B) of the preceding sentence, the refunds of Taxes attributable to any such portion shall be (i) in the case of any refund of any real, personal and intangible property Tax, the amount of any such refund for the entire taxable period multiplied by a fraction, the denominator of which is the number of days during such taxable period and the numerator of which is the number of days in such portion and (ii) in the case of any refund of any other Tax, the amount of any refund of Taxes attributable to the activities of the Transferred Business occurring on or before the Closing Date.

     "Taxes Act" shall mean the Income and Corporation Taxes Act 1988.

     "Tax Return" shall mean any return (including information returns), report, declaration or statement relating to Taxes and filed with a taxing authority,







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                                                                       62





including any schedule or attachment thereto or amendment thereof.

     "Trademarks" shall mean trademarks, registrations thereof, pending applications therefor and such unregistered rights as may exist through use.

     "Trade Names" shall mean trade names, brand marks, trade dress, brand names, logos and all other names and slogans embodying business or product goodwill for which no trademark registration has been obtained and for which no application is pending.

     "Transferred Business" shall mean all the business conducted by the Division at the Biggleswade Plant inclusive of the Acquired Assets and Assumed Liabilities and excluding the Excluded Liabilities and the Excluded Assets.

     "Transferred Employees" shall mean all employees of Seller who shall become employees of Purchaser upon the transfer of the Transferred Business as listed in Schedule 5.1 by virtue of the application of the Employment Regulations.

     "Trinova" shall mean Trinova Corporation, an Ohio corporation and the parent corporation of Purchaser.

     "US Agreement" shall mean the Asset Purchase Agreement dated as of December 15, 1995, between Milacron and Trinova whereby Milacron will sell certain assets and transfer certain liabilities to Trinova.

     "VAT" shall mean Value Added Tax.

     "VATA 1994" shall have the meaning set forth in Section 1.6.